Exhibit 99.1

   RARE Hospitality International Reports 14.8% Growth in Revenues
                   for Second-Quarter Fiscal 2005;
     Second-Quarter Earnings Increase to $0.39 Per Diluted Share

    ATLANTA--(BUSINESS WIRE)--July 20, 2005--RARE Hospitality International, Inc. (NASDAQ: RARE) today announced financial results for the second quarter of fiscal 2005. Revenues for the quarter, which ended June 26, 2005, increased 14.8% to $234,264,000 from $204,064,000 for the second quarter of fiscal 2004. Net income was $13,805,000, or $0.39 per diluted share, for the second quarter of 2005 compared with $13,277,000, or $0.37 per diluted share, for the second quarter of 2004.
    Revenues for the first six months of fiscal 2005 increased 14.6% to $464,234,000 from $405,181,000 for the first six months of fiscal 2004. Net income for the first six months of 2005 was $29,269,000, or $0.83 per diluted share, compared with $28,104,000, or $0.79 per diluted share, for the first six months of 2004.
    Operating highlights for each of the Company's three growth concepts follow.
    LongHorn Steakhouse - LongHorn Steakhouse achieved revenue growth of 14.5% for the second quarter of 2005, including growth in same-store sales of 2.2%, its 14th consecutive quarter of increased same-store sales. Second-quarter revenues also reflected an 11.9% increase in LongHorn Steakhouse restaurants in operation to 225 at the end of the quarter, from 201 at the end of the second quarter of 2004. The Company has opened 15 LongHorn Steakhouse restaurants during the first six months of 2005, including eight in the second quarter, and plans to open a total of 27 LongHorn Steakhouse restaurants during 2005.
    Bugaboo Creek Steak House - Revenues for Bugaboo Creek increased 1.7% from the second quarter of 2004. This growth is attributable to the expansion of the number of Bugaboo Creek restaurants in operation, which totaled 28 at the end of the second quarter of 2005 compared with 26 at the end of the second quarter of 2004. The Company opened one Bugaboo Creek in the second quarter; one restaurant that was closed due to a fire is expected to reopen in the fourth quarter. The concept's second-quarter revenues were also affected by a same-store sales decrease of 3.6%. The Company expects to open a total of three new Bugaboo Creek restaurants during 2005.
    The Capital Grille - The Capital Grille produced a 27.4% increase in revenues for the second quarter of 2005 compared with the second quarter of 2004. Contributing to this growth, the concept achieved its 13th consecutive quarterly increase in same-store sales, which rose 5.0% for the second quarter. In addition, two new Capital Grille restaurants opened during the second quarter, raising the number of the concept's restaurants in operation to 22 at the quarter's end from 18 at the end of the second quarter of 2004. RARE expects to open a total of three Capital Grille restaurants during 2005, the last of which is scheduled to open in the fourth quarter.
    During the second quarter of 2005, RARE repurchased 690,000 shares of its common stock for approximately $20 million under the Company's existing $29 million share-repurchase authorization.
    RARE today established its guidance for earnings per diluted share for the third quarter of 2005 in a range of $0.26 to $0.27. This guidance is based on, among other factors, an assumed comparable-quarter same-store sales performance in a range of 3% to 4% for LongHorn Steakhouse, -1% to 0% for Bugaboo Creek and 4% to 5% for Capital Grille.
    Additionally, RARE adjusted its annual guidance for earnings per diluted share for fiscal 2005 to a range of $1.52 to $1.55, which includes expense of $0.02 per diluted share related to restricted stock to be issued as part of the recently adopted stock-based compensation plan. The Company's guidance for 2005 is also based on its assumptions regarding same-store sales increases for the second half of 2005 in a range of 3% to 4% for LongHorn Steakhouse, 0% to 1% for Bugaboo Creek and 4% to 5% for Capital Grille, as well as planned restaurant openings.
    Of course, the statements contained in the immediately preceding paragraphs are forward-looking statements, and the achievement of these targets is dependent not only on RARE's continued execution of its goals, but also on risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by these forward-looking statements.
    Commenting on the announcement, Philip J. Hickey, Jr., Chairman and Chief Executive Officer of RARE, said, "After a first half of 2005 characterized by lower than expected same-store sales and continued pressure on operating costs, we expect RARE's year-over-year revenues and earnings per share growth to improve in the second half of the fiscal year. In addition, as reflected by the repurchase of the Company's common stock during the second quarter, we are confident that RARE remains well positioned to achieve long-term growth in earnings and shareholder value."
    RARE Hospitality International will hold a conference call to discuss this release tomorrow, July 21, at 9:00 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.rarehospitality.com and clicking Investor Relations or by going to www.vcall.com. Participants are encouraged to go to the selected web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on October 20, 2005.
    Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions regarding financial and operating matters; the Company's ability to identify and secure suitable locations for new restaurants on acceptable terms, open the anticipated number of new restaurants on time and within budget, achieve anticipated rates of same store sales, hire and train additional restaurant personnel and integrate new restaurants into its operations; the continued implementation of the Company's business discipline over a large restaurant base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; unusual weather patterns or events; changes in customer dining patterns; the impact of any negative publicity or public attitudes related to the consumption of beef; unforeseen increases in commodity pricing; disruption of established sources of product supply or distribution; competitive pressures from other national and regional restaurant chains; legislation affecting the restaurant industry; business conditions, such as inflation or a recession, or other negative effect on dining patterns, or some other negative effect on the economy, in general, including (without limitation) war, insurrection and/or terrorist attacks on United States soil; growth in the restaurant industry and the general economy; changes in monetary and fiscal policies, laws and regulations; and other risks identified from time to time in the Company's SEC reports, including the annual report on Form 10-K for 2004 and its current reports on Form 8-K, registration statements, press releases and other communications. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
    RARE Hospitality International, Inc. currently owns, operates and franchises 282 restaurants, including 230 LongHorn Steakhouse restaurants, 28 Bugaboo Creek Steak House restaurants and 22 Capital Grille restaurants.


                 RARE HOSPITALITY INTERNATIONAL, INC.
              Unaudited Consolidated Financial Highlights
                 (In thousands, except per share data)

                                Fiscal Quarter        Six Months
                                13 Weeks Ended      26 Weeks Ended
                               ------------------  ------------------
                               June 26,  June 27,  June 26,  June 27,
Statement of Operations Data:    2005      2004      2005      2004
                               --------  --------  --------  --------
Revenues:
  Restaurant sales:
     LongHorn Steakhouse       $168,492  $147,183  $333,686  $292,342
     The Capital Grille          39,625    31,113    78,017    60,950
     Bugaboo Creek Steak House   24,022    23,615    48,657    47,901
     Specialty concepts           2,001     2,052     3,653     3,788
                               --------  --------  --------  --------
         Total restaurant
          sales                 234,140   203,963   464,013   404,981
     Franchise revenues             124       101       221       200
                               --------  --------  --------  --------
         Total revenues         234,264   204,064   464,234   405,181
                               --------  --------  --------  --------
Costs and expenses:
  Cost of restaurant sales       86,508    75,152   170,206   147,725
  Operating expenses -
   restaurants                  103,072    87,911   203,293   173,584
  Depreciation and
   amortization - restaurants     8,680     7,457    17,132    14,636
  Pre-opening expense             2,270     1,612     3,897     3,206
  General and administrative
   expenses                      12,599    11,746    25,022    23,406
                               --------  --------  --------  --------
         Total costs and
          expenses              213,129   183,878   419,550   362,558
                               --------  --------  --------  --------
     Operating income            21,135    20,186    44,684    42,623
Interest expense, net               394       207       651       323
Minority interest                    60        92       186       201
                               --------  --------  --------  --------
  Earnings before income taxes   20,681    19,887    43,847    42,099
Income tax expense                6,876     6,610    14,578    13,995
                               --------  --------  --------  --------
         Net earnings          $ 13,805  $ 13,277  $ 29,269  $ 28,104
                               ========  ========  ========  ========
Basic earnings per common
 share                         $   0.41  $   0.39  $   0.86  $   0.84
                               ========  ========  ========  ========
Diluted earnings per common
 share                         $   0.39  $   0.37  $   0.83  $   0.79
                               ========  ========  ========  ========
Weighted average common shares
 outstanding:
  Basic                          33,985    33,646    34,072    33,618
                               ========  ========  ========  ========
  Diluted                        35,217    35,585    35,409    35,551
                               ========  ========  ========  ========

                                                   June 26,  Dec. 28,
Balance Sheet Data:                                  2005      2004
                                                   --------  --------
Cash and short-term
 investments                                       $ 38,694  $ 54,442
Total assets                                        574,274   568,120
Long-term debt                                            -         -
Obligations under capital
 leases, net of current
 installments                                        37,001    37,136
Minority interest                                     1,286     1,309
Total shareholders' equity                          420,746   404,634

    CONTACT: RARE Hospitality International, Inc., Atlanta
             W. Douglas Benn, 770-399-9595